Exhibit 99

FOR IMMEDIATE RELEASE
December 19, 2005	Media Contact:
Joe Arterburn
Manager
Corporate Communications
Cabela’s Incorporated
308-255-1204

Investor Contact:
Chris Gay/Treasurer
Cabela’s Incorporated
308-255-2905

CABELA’S INC. ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

SIDNEY, Neb. - December 19, 2005 - Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing and outdoor gear, announced today that Stephen P. Murray has been appointed to Cabela’s Board of Directors.

Mr. Murray has been a partner in the New York office of JPMorgan Partners since 1994 and member of the firm since 1984. JPMorgan Partners is a leading private equity firm with over $11 billion in capital under management. Prior to joining JPMorgan Partners, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufactures Hanover Trust Company. Mr. Murray holds a B.A. from Boston College and an M.B.A. from Columbia Business School. Mr. Murray also serves as a director of several other companies, including Warner Chilcott Pharmaceuticals, La Petite Academy, AMC Inc., Jetro Inc., Pinnacle Foods, MedQuest Associates, and Strongwood Insurance.

“Having known Steve for almost ten years, I am confident that his financial and investment expertise will be a great asset to our Board of Directors,” said Dennis Highby, Cabela’s President and Chief Executive Officer. “We are delighted to welcome Steve to our Board.”

About Cabela’s Incorporated
Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the nation’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise. Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the United States, and has long been recognized as the World’s Foremost Outfitter®. Through Cabela’s established direct business and its growing number of destination retail stores, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. Cabela’s also issues the Cabela’s Club® VISA credit card through which it offers a related customer loyalty rewards program as a vehicle for strengthening its customer relationships.

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